Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the following registration statements of Quovadx, Inc. of our report dated April 13, 2005, with respect to Quovadx, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quovadx, Inc. included in this Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2004:

1) No. 333-30356 2) No. 333-67436 3) No. 333-113781	4) No. 333-88408 5) No. 333-104184	6) No. 333-67650 7) No. 333-110388

/s/ ERNST & YOUNG LLP

Denver, Colorado
April 13, 2005